Exhibit (m)(4)

PIMCO FUNDS

DISTRIBUTION AND SERVICING PLAN

FOR CLASS D SHARES

WHEREAS, PIMCO Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series (“Funds”), with each Fund representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Funds have adopted a multiple class plan pursuant to Rule 18f-3 under the 1940 Act, to permit the issuance of shares in different classes;

WHEREAS, the Trust is authorized to issue shares of the Funds in separate classes of shares, one of which is designated the Class D shares (the “Class D” shares);

WHEREAS, certain shareholders of the Trust may require distribution, administrative, recordkeeping, shareholder and/or related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds’ cost of providing distribution, administrative, recordkeeping, shareholder and/or related services would allocate the Funds’ expense of rendering such services to the shareholders who receive such additional services;

WHEREAS, the Funds with respect to their Class D shares have entered into Agreements (“Agreements”) pursuant to a Distribution and Servicing Plan (the “Prior Distribution and Servicing Plan”) with various Service Organizations (as defined below) either directly or through the Funds’ principal underwriter (the “Distributor”) or through the Funds’ administrator, pursuant to which the Service Organization (as defined below) makes available or offers Class D shares of the Funds for sale to the public and/or provides certain distribution, administrative, recordkeeping, shareholder and/or related services to its clients, members or customers who purchase Class D shares of a Fund;

WHEREAS, the Funds wish to replace the Prior Distribution and Servicing Plan, which was within the Supervision and Administration Agreement between the Trust and Pacific Investment Management Company LLC, with this Distribution and Servicing Plan for Class D shares (the “Plan”); the Board of Trustees of the Trust having determined that adoption of the Plan will not increase materially the amount to be spent for distribution;

WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders;

NOW THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

Section 1. The Trust will pay to the Distributor a fee (the “Distribution and Servicing Fee”) for services rendered and expenses borne by the Distributor in connection with the distribution of Class D shares of the Trust and personal services rendered to Class D shareholders of the Trust and/or maintenance of Class D shareholder accounts. The Distribution and Servicing Fee shall be paid at an annual rate with respect to each Fund (series) of the Trust (a “Fund”) not to exceed 0.25% of the Fund’s average daily net assets attributable to its Class D shares. Subject to such limits and subject to the provisions of Section 8 hereof, the Distribution and Servicing Fee shall be as approved from time to time by: (a) the Trustees of the Trust; and (b) those Trustees of the Trust who are not “interested persons” and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), and may be paid in respect of services rendered and expenses borne in the past as to which no Distribution and Servicing Fee was paid on account of such limitation. If at any time this Plan shall not be in effect with respect to all Funds of the Trust, the Distribution and Servicing Fee shall be computed on the basis of sales of Class D shares or net assets attributable to Class D shares (as applicable) of those Funds for which the Plan is in effect. The Distribution and Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

Section 2. In consideration of the Distribution and Servicing Fee, the Distributor shall provide in respect of Class D Shares (either directly or by procuring through other entities, including various financial services firms such as broker-dealers and registered investment advisors (“Service Organizations”)) some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Service Organizations: (i) facilities for placing orders directly for the purchase of a Fund’s shares and tendering a Fund’s Class D shares for redemption; (ii) advertising with respect to a Fund’s Class D shares; (iii) providing information about the Funds; (iv) providing facilities to answer questions from prospective investors about the Funds; (v) receiving and answering correspondence, including requests for prospectuses and statements of additional information; (vi) preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; (vii) assisting investors in applying to purchase Class D shares and selecting dividend and other account options; and (viii) shareholder services provided by a Service Organization that may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; performing similar account administrative services; providing such shareholder communications and recordkeeping services as may be required for any program for which the Service Organization is a sponsor that relies on Rule 3a-4 under the 1940 Act; and providing such other similar services as may reasonably be requested to the extent the Service Organization is permitted to do so under applicable statutes, rules, or regulations. The Distribution and Servicing Fee may be spent by the Distributor for the services rendered to Class D shareholders as set forth above, but will generally not be spent by the Distributor on recordkeeping charges, accounting expenses, transfer costs or custodian fees.

Section 3. This Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both: (a) the Trustees of the Trust; and (b) the Plan Trustees, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 4. This Plan shall continue in effect with respect to a Fund for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Plan Trustees may give such weight to such interest expense as they determine in their discretion.

Section 6. This Plan may be terminated at any time with respect to the Class D shares of any Fund by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding Class D voting securities of that Fund.

Section 7. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

(A)

That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of majority of the outstanding Class D voting securities of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(B)	That such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may not be amended to increase materially the amount of the Distribution and Servicing Fee, as permitted pursuant to Section 1 hereof, with respect to a Fund without shareholder approval, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

Section 9. As used in this Plan the terms “assignment”, “interested persons” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 10. This Plan has been adopted pursuant to Rule 12b-1 under the 1940 Act and is designed to comply with all applicable requirements imposed under such Rule. Any portion of the Distribution and Servicing Fees deemed to have financed any activity which is primarily intended to result in the sale of the Trust’s shares (within the meaning of Rule 12b-1) shall be deemed to have been paid under this Plan and pursuant to clause (b) of Rule 12b-1.

Section 11. It is understood and expressly stipulated that neither the holders of shares of any Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

Dated: April 1, 2012

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